Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-14251, 33-89509, 333-81798, 333-127234 and 333-104629) pertaining to the Stock Option Plan and Employee Savings and Investment Plans of Federal Signal Corporation and to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-71886, 333-76372 and 333-98993) of Federal Signal Corporation and in the related Prospectuses of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Federal Signal Corporation and the effectiveness of internal control over financial reporting of Federal Signal Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
Ernst & Young LLP
Chicago, Illinois
February 26, 2010